August 24, 2015

Michael Rutledge
2813 Sandray Court
Plano, TX 75093

Re:    Your Voluntary Separation

Dear Michael:

This letter agreement (this “Agreement”) is intended to confirm the details of your voluntary separation, as an officer and employee and in any other capacity, from B G Staff Services Inc. and all of its subsidiaries, affiliates and related entities (referred to collectively as the “Company” or “we”), to secure your agreement regarding your pay and other benefits, and to obtain your waiver of any claims against the Company. In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1.Separation from Employment: Your last day of employment with the Company, August 24, 2015, will be referred to as the “Separation Date.” You and the Company acknowledge that your employment will end at the close of business on the Separation Date and that you are eligible to receive certain benefits as further set forth in this Agreement. You also will cease to serve as an officer of the Company and in any other representative capacity of the Company, all as of your Separation Date. This includes, without limitation, all duties as an officer of BG Staffing, Inc. and any and all positions as an officer of any subsidiaries or affiliates of BG Staffing, Inc.
2.    Return of Company Property: You agree that you will immediately return to the Company all Company property, including, without limitation, reports, files, memoranda, records, computer hardware, software, credit cards, laptop computer, door and file keys, computer access codes or disks and instructional manuals, and that you will not retain any copies, duplicates, reproductions or excerpts thereto.
3.    Separation Benefits: Provided you (i) sign this Agreement and do not revoke your signature as set forth below in Paragraphs 6 and 7, and (ii) comply with the terms of this Agreement, the Company will provide you with the payments and other benefits described below. Income will be imputed to you in connection with these payments and benefits as required by applicable law and the Company will withhold any amounts required by applicable law. You will be responsible for any taxes related to your receipt of this income. You acknowledge that the provision of the pay and other benefits specified below completely satisfies any obligations that the Company has or may have to you.

(a)
You will be paid your accrued and unpaid salary through the Separation Date, in accordance with the Company’s normal payroll practices, and you acknowledge that the Company does not owe you any accrued but unused PTO pay through the Separation Date. You will be reimbursed in accordance with Company policy for any substantiated but previously unreimbursed business expenses, provided you furnish the Company with proper evidence of and a reimbursement request for such business expenses within five business days from the date of this Agreement. Payments under various employee plans, programs, and other arrangements are addressed elsewhere in this Agreement.

(b)
Beginning with the first regular pay period following the Effective Date (as defined below), you will be paid separation payments of $4,038.46 per week for up to eight weeks. Separation payments will cease as of the week that you receive an offer of gainful employment in any capacity. You agree that you will use your best efforts to become gainfully employed and will report any offer of employment to the Company. You acknowledge that the separation payments are not an amount otherwise due to you.

(c)
Information regarding your health and welfare benefit coverage will be provided by the Company’s third-party administrator. If you elect COBRA continuation coverage for medical benefits, the cost of coverage will be at your expense.

(d)
Under the BG Staffing, Inc. 2013 Long-Term Incentive Plan, as amended, your unvested awards under that plan are forfeited as of your Separation Date. Your vested, outstanding options under that plan as of the Separation Date will remain exercisable for three months from your Separation Date, subject to the terms of the Long-Term Incentive Plan and the applicable stock option agreements. You acknowledge that you have read and understand the terms of the Long-Term Incentive Plan, as amended.

(e)
Pursuant to the terms of the Company’s 401(k) plan and in compliance with federal law, your eligibility for contributions under the plan will end on your Separation Date. You will be eligible for a distribution from the plan in accordance with its terms.

You authorize the Company to deduct from the amounts set forth in this Paragraph 3 amounts, if any, owed by you to the Company for personal expenditures charged to the Company or other amounts that you have agreed to pay to or are contractually obligated to pay the Company.
4.    Cooperation: You agree that, upon reasonable notice and without additional compensation, you will make yourself available to the Company regarding any inquiry associated with any present or future internal investigation or any present or future pending or threatened administrative, regulatory, or judicial proceeding or claim, whether by or against the Company or in connection with the business of the Company. You understand and agree that your cooperation may include, but is not limited to, making yourself available upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, meeting with the Company and/or its attorneys, and providing the Company with pertinent information and/or relevant documents which are in, or may come into, your possession. You further agree that any communications to or by you, whether written, verbal, or electronic, regarding any dispute or litigation in which the Company is involved or may become involved with a third party or parties will require you to give notice to the Company and may not take place outside of the attendance and/or participation by Company counsel. During this performance, you will not be considered an employee of the Company within the meaning or application of any federal, state or local laws or regulations, including, but not limited to, laws or regulations covering unemployment insurance, retirement benefits, workers’ compensation insurance, industrial accident, labor or taxes of any kind. Furthermore, you will have no authority to bind the Company, and will not be eligible to participate in any benefit plans, programs or arrangements offered, or which may in the future be provided, by the Company to its employees. Any consulting services that you may be asked to provide the Company beyond the scope of this Paragraph will be addressed in a separate written agreement.
5.    Waiver and Release: In exchange for the special separation benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, demands, causes of action, attorneys’ fees, rights and liabilities of every kind (whether or not you now know them to exist) which you ever had, now have or may have against the Company and/or related persons for any reason or any matter, cause or thing whatsoever, through the later of the Separation Date or the date you execute this Agreement (collectively, “Claims”), including, but not limited to, any and all Claims arising out of or related to your employment or service with the Company or the termination of your employment or service, or under any employment agreement, stock option agreement, restricted stock agreement or change-in-control severance benefits agreement to which you are a party. This WAIVER and RELEASE includes, but is not limited to, any Claim for unlawful discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Equal Pay Act; and any Claim under any other federal, state or local constitution, statute, rule, regulation or ordinance relating to your employment, the termination of your employment, or for breach of contract, wrongful discharge, tort or other civil wrong. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any lawsuit related to the Claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class, except to seek a determination of the validity of the waiver of your rights under the ADEA. You will immediately withdraw with prejudice any such lawsuit that you have initiated before the Effective Date (as defined below) of this Agreement. You acknowledge that, although this provision prohibits you from filing or maintaining a lawsuit concerning Claims covered by this Agreement, it does not prohibit you from lodging a charge or complaint with any governmental agency or participating in a governmental agency investigation. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf. You specifically release all Claims under the ADEA relating to your employment and its termination.

(a)
If you violate this Agreement by bringing or maintaining a lawsuit contrary to this Paragraph, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorneys’ fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement. The remedies set forth in this subparagraph will not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. If you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs will be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this subparagraph, however, will not affect or impair any of your obligations under this Agreement, including without limitation, the release of Claims in Paragraph 5.

(b)
As referred to in this Agreement, “the Company and/or related persons” includes the Company, its parents, subsidiaries, affiliates and divisions, any employee benefit plan or trust sponsored by the Company, its parents, subsidiaries, affiliates and divisions, any fiduciaries or administrative personnel involved with those employee benefit plans, the respective successors and assigns of all the aforementioned individuals and entities, and all of their past and present directors, officers, representatives, shareholders, agents, and employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(c)	This Agreement and your promise not to sue are binding on you, your heirs, legal representatives and assigns.

(d)
You do not waive any of your vested benefits under the Company’s 401(k) plan, BG Staffing, Inc. 2013 Long-Term Incentive Plan (or under your stock option agreements under that plan), or any rights under applicable workers’ compensation laws.

6.    Employee Review: You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for 21 days the terms and provisions of this Agreement. We will keep the offer open for that period of time. You are advised to consult with an attorney before you sign this Agreement. You may execute this Agreement prior to the conclusion of the 21-day period, and if you elect to do so, you acknowledge that you have done so voluntarily. If we do not receive this Agreement executed within the 21-day period, this offer will be deemed withdrawn and this Agreement will be void.
7.    Revocation Period and Effective Date: You have the right to revoke this Agreement within seven days after you sign it. Your notice of revocation must be in writing and delivered pursuant to Paragraph 16. This Agreement will not be effective or enforceable against the Company until eight days after it has received your signed copy of this Agreement. That will be the “Effective Date” of this Agreement. If you timely revoke this Agreement, it will not become effective, and you will not receive the special severance benefits.
8.    Confidentiality; Non-disparagement: You agree to keep the terms of this Agreement confidential. You agree not at any time to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or immediate family members, except in response to a subpoena, court directive or otherwise as required by law. Any such disclosure to any of the preceding will also include a disclosure of this confidentiality provision and the securing of such person’s or entity’s agreement to be bound by it. You will not, directly or indirectly, disparage, denigrate or defame the Company and/or related persons, or any of their respective business operations, products or services, or directly or indirectly encourage others to do so.
9.    Entire Agreement: Unless otherwise stated herein, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter in this Agreement.
10.    No Solicitation: You agree that for one year following the Separation Date, you will not, directly or indirectly, solicit any employee or independent contractor of the Company to leave his, her or its employment or service with the Company, or solicit any other person or entity who has a business relationship with the Company to terminate such business relationship, nor will you otherwise participate in or assist any such solicitation by any other person or entity.
11.    Company Confidential and Proprietary Information: You agree that you will not at any time, except as required by law, disclose to anyone any confidential or proprietary information of the Company or utilize such confidential or proprietary information for your own benefit or for the benefit of third parties. The term “confidential or proprietary information” as used in this Agreement means (a) confidential or proprietary information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, information relating to customers, pricing, costs, employees, legal affairs, business plans, technology services, data and information, financial matters and any other information of economic value to the Company which is not in the public domain).
12.    Attorney-Client Privilege: Nothing in this Agreement may be construed as a waiver of attorney-client privilege by the Company.
13.    No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for those expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein, provided that this Agreement does not replace or supersede any other confidentiality, non-compete, non-solicitation or non-disparagement agreements in favor of the Company to which you are a party or are bound, which other such agreements shall be in addition to this Agreement and shall survive in accordance with their respective terms and provisions .
14.    Binding Effect: This Agreement will be binding on you and your heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of you and your heirs, administrators, representatives, executors, successors, and assigns. You may not pledge, hypothecate, anticipate or assign benefits or rights under this Agreement, except by will or the laws of descent and distribution.
15.    Governing Law and Jurisdiction; Waiver of Jury Trial: This Agreement will be governed by and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement must be brought and prosecuted only in Plano, Texas. The parties agree to waive any right they may have to a jury trial in any action arising out of or relating to this Agreement.
16.    Notices: Any notice required under this Agreement must be provided in writing and delivered via one of the following methods: (a) personally; (b) sent by U.S. registered or certified mail, return receipt requested; or (c) sent prepaid by a nationally recognized overnight courier that provides delivery confirmation. Notice from you to the Company should be addressed to the attention of the Company’s Chief Executive Officer at 5850 Granite Parkway, Suite 730, Plano, Texas 75024. Notice from the Company to you will be provided personally to you or sent to your mailing address, which is the address for you set forth on the first page of this Agreement. Each party must notify the other of any change in address. Notice will be deemed to be given on the date of personal delivery or the delivery date specified on a return receipt or other delivery confirmation.
17.    Modification in Writing: This Agreement cannot be changed or modified except by written agreement signed by both you and an authorized representative of the Company.
18.    No Admission of Liability: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.
19.    Counterparts: This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. Photographic and fax copies of signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

BY THIS AGREEMENT YOU GIVE UP CERTAIN LEGAL RIGHTS. YOU HAVE THE RIGHT TO AND SHOULD CONSULT WITH AN ATTORNEY BEFORE YOU SIGN IT.
***************
I have read this AGREEMENT AND GENERAL RELEASE and I understand all of its terms. I enter into and sign this AGREEMENT AND GENERAL RELEASE knowingly and voluntarily, with full knowledge of what it means.

BG STAFFING, INC.

By:    /s/ L. Allen Baker, Jr.
L. Allen Baker, Jr., Chief Executive Officer

EMPLOYEE

/s/ Michael A. Rutledge
Michael Rutledge
Date:    August 24, 2015